Exhibit 10.4

Form of Glucagon CVR Agreement

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [ • ] (this “Agreement”, is entered into by and among Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Buyer”), Metabasis Therapeutics, Inc., a Delaware corporation (“Target”), David F. Hale, as Stockholders’ Representative (the “Stockholders’ Representative”), and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the “Rights Agent”) and as initial Glucagon CVR Registrar (as defined herein).

Preamble

Buyer, Moonstone Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Buyer (“Sub”), Target and the Stockholders’ Representative have entered into an Agreement and Plan of Merger dated as of October 26, 2009 (the “Merger Agreement”), pursuant to which Sub will merge with and into Target (the “Merger”), with Target surviving the Merger as a subsidiary of Buyer.

Pursuant to the Merger Agreement, Buyer agreed to create and issue to Target’s stockholders of record immediately before the effective time of the Merger, contingent value rights as hereinafter described.

The parties have done all things necessary to make the contingent value rights, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of Buyer and to make this Agreement a valid and binding agreement of Buyer, in accordance with its terms.

NOW, THEREFORE, for and in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions.

(a) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(ii) all accounting terms used herein and not expressly defined herein shall have the meanings assigned to such terms in accordance with United States generally accepted accounting principles, as in effect on the date hereof;

(iii) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(iv) unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, partnerships and other Persons and vice versa; and

(v) all references to “including” shall be deemed to mean including without limitation.

(b) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them as follows:

“Achievement Certificate” has the meaning set forth in Section 2.4(a).

“Board of Directors” means the board of directors of Buyer.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of Buyer to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York, New Jersey or California are authorized or obligated by law or executive order to close.

“Close of Business” on any given date shall mean 5:00 P.M., California time, on such date; provided, however, that if such date is not a Business Day it shall mean 5:00 P.M., California time, on the next succeeding Business Day.

“Competitor of Buyer” has the same meaning as set forth in the Merger Agreement for “Competitor of Parent.”

“Fraction” means the quotient of (a) the number of Company Shares outstanding as of the Effective Time plus the number of Glucagon CVRs issued between the Effective Time and the occurrence of the applicable Glucagon CVR Payment Event pursuant to the exercise of Target common stock purchase warrants which were outstanding as of the Effective Time, minus the number of Dissenting Shares (determined as of the occurrence of the applicable Glucagon CVR Payment Event), divided by (b) the sum of the number of Company Shares outstanding as of the Effective Time plus the number of Glucagon CVRs issued between the Effective Time and the occurrence of the applicable Glucagon CVR Payment Event pursuant to the exercise of Target common stock purchase warrants which were outstanding as of the Effective Time.

“Fund Distribution Date” has the meaning set forth in Section 2.4(g).

“Glucagon CVR Payment Amount” means, as applicable, a Glucagon Licensing Option Payment Amount, a Glucagon Sale Option Payment Amount, a Glucagon Licensing Payment Amount or a Glucagon Sale Payment Amount; less in each case (i) 1% (or such lesser percentage as is the maximum permissible pursuant to the following proviso) of such Glucagon Licensing Option Payment Amount, Glucagon Sale Option Payment Amount, Glucagon Licensing Payment Amount or Glucagon Sale Payment Amount, as applicable, which amount shall be contributed to the Stockholders’ Representative Fund; provided that no such amount shall be contributed to the Stockholders’ Representative Fund to the extent that the sum of such amount and the amount then held in the Stockholders’ Representative Fund would exceed $300,000, (ii) to the extent applicable, any amount payable by Buyer or the Surviving Corporation to the Landlord pursuant to the terms of Section 10 of the Landlord Agreement and (iii) to the extent applicable, any contingent severance payments payable to the employees that were terminated in Target’s May 2009 reduction in force.

“Glucagon CVR Payment Date” means the January 1 or July 1 next following the date (if any and if ever) that a Glucagon CVR Payment Amount is payable by Buyer to the Holders, which date shall be established pursuant to Section 2.4.

“Glucagon CVR Payment Event” means, as applicable, a Glucagon Licensing Option Event, a Glucagon Licensing Event, a Glucagon Sale Option Event or a Glucagon Sale Event.

“Glucagon CVR Register” has the meaning set forth in Section 2.3(b).

“Glucagon CVR Registrar” has the meaning set forth in Section 2.3(b).

“Glucagon CVRs” means the Glucagon Contingent Value Rights issued by Buyer pursuant to the Merger Agreement and this Agreement.

“Glucagon Licensing Event” means the licensing by Buyer to any Person (other than to Buyer) of all or any portion of a drug candidate or technology or Intellectual Property from the Glucagon Program.

“Glucagon Licensing Option Event” means the grant of an option by Buyer to any Person (other than Buyer) to enter into a Glucagon Licensing Event.

“Glucagon Licensing Option Payment Amount” means a cash amount equal to the product of the Fraction times (a) 50% of the aggregate Proceeds actually received by Buyer, or any of its subsidiaries or Affiliates, at any time after the Effective Time and before the Outside Date, in connection with a Glucagon Licensing Option Event which occurs after the Effective Time and on or before the sixth anniversary of the Effective Time, (b) 40% of the aggregate Proceeds actually received by Buyer, or any of its subsidiaries or Affiliates, at any time after the Effective Time and before the Outside Date, in connection with a Glucagon Licensing Option Event which occurs after the sixth anniversary of the Effective Time and on or before the seventh anniversary of the Effective Time, (c) 30% of the aggregate Proceeds actually received by Buyer, or any of its subsidiaries or Affiliates, at any time after the Effective Time and before the Outside Date, in connection with a Glucagon Licensing Option Event which occurs after the seventh anniversary of the Effective Time and on or before the eighth anniversary of the Effective Time, or (d) 20% of the aggregate Proceeds actually received by Buyer, or any of its subsidiaries or Affiliates, at any time after the Effective Time and before the Outside Date, in connection with a Glucagon Licensing Option Event which occurs after the eighth anniversary of the Effective Time, in each case less any out-of-pocket costs and expenses reasonably incurred by Buyer, or any of its subsidiaries or Affiliates, in connection with the Glucagon Licensing Option Event (including reasonable attorneys fees and brokers commissions).

“Glucagon Licensing Payment Amount” means a cash amount equal to the product of the Fraction times (a) 50% of the aggregate Proceeds actually received by Buyer, or any of its subsidiaries or Affiliates, at any time after the Effective Time and before the Outside Date, in connection with a Glucagon Licensing Event which occurs after the Effective Time and on or before the sixth anniversary of the Effective Time, (b) 40% of the aggregate Proceeds actually received by Buyer, or any of its subsidiaries or Affiliates, at any time after the Effective Time and before the Outside Date, in connection with a Glucagon Licensing Event which occurs after the sixth anniversary of the Effective Time and on or before the seventh anniversary of the Effective Time, (c) 30% of the aggregate Proceeds actually received by Buyer, or any of its subsidiaries or Affiliates, at any time after the Effective Time and before the Outside Date, in connection with a Glucagon Licensing Event which occurs after the seventh anniversary of the Effective Time and on or before the eighth anniversary of the Effective Time, or (d) 20% of the aggregate Proceeds actually received by Buyer, or any of its subsidiaries or Affiliates, at any time after the Effective Time and before the Outside Date, in connection with a Glucagon Licensing Event which occurs after the eighth anniversary of the Effective Time, in each case less any out-of-pocket costs and expenses reasonably incurred by Buyer, or any of its subsidiaries or Affiliates, in connection with the Glucagon Licensing Event (including reasonable attorneys fees and brokers commissions).

“Glucagon Program” means the program conducted before the Merger by Target intended to create a glucagon receptor antagonist drug for the treatment of diabetes, and as may be continued after the Merger by Buyer.

“Glucagon Sale Event” means the consummation of the sale or other similar transfer (that does not qualify as a Glucagon Licensing Event) by Buyer to any Person (other than Buyer) of all or any portion of a drug candidate or technology or Intellectual Property from the Glucagon Program.

“Glucagon Sale Option Event” means the grant of an option by Buyer to any Person (other than Buyer) to enter into a Glucagon Sale Event.

“Glucagon Sale Option Payment Amount” means a cash amount equal to the product of the Fraction times (a) 50% of the aggregate Proceeds actually received by Buyer, or any of its subsidiaries or Affiliates, at any time after the Effective Time and before the Outside Date, in connection with a Glucagon Sale Option Event which occurs after the Effective Time and on or before the sixth anniversary of the Effective Time, (b) 40% of the aggregate Proceeds actually received by Buyer, or any of its subsidiaries or Affiliates, at any time after the Effective Time and before the Outside Date, in connection with a Glucagon Sale Option Event which occurs after the sixth anniversary of the Effective Time and on or before the seventh anniversary of the Effective Time, (c) 30% of the aggregate Proceeds actually received by Buyer, or any of its subsidiaries or Affiliates, at any time after the Effective Time and before the Outside Date, in connection with a Glucagon Sale Option Event which occurs after the seventh anniversary of the Effective Time and on or before the eighth anniversary of the Effective Time, or (d) 20% of the aggregate Proceeds actually received by Buyer, or any of its subsidiaries or Affiliates, at any time after the Effective Time and before the Outside Date, in connection with a Glucagon Sale Option Event which occurs after the eighth anniversary of the Effective Time, in each case less any out-of-pocket costs and expenses reasonably incurred by Buyer, or any of its subsidiaries or Affiliates, in connection with the Glucagon Sale Option Event (including reasonable attorneys fees and brokers commissions).

“Glucagon Sale Payment Amount” means a cash amount equal to the product of the Fraction times (a) 50% of the aggregate Proceeds actually received by Buyer, or any of its subsidiaries or Affiliates, at any time after the Effective Time and before the Outside Date, in connection with a Glucagon Sale Event which occurs after the Effective Time and on or before the sixth anniversary of the Effective Time, (b) 40% of the aggregate Proceeds actually received by Buyer, or any of its subsidiaries or Affiliates, at any time after the Effective Time and before the Outside Date, in connection with a Glucagon Sale Event which occurs after the sixth anniversary of the Effective Time and on or before the seventh anniversary of the Effective Time, (c) 30% of the aggregate Proceeds actually received by Buyer, or any of its subsidiaries or Affiliates, at any time after the Effective Time and before the Outside Date, in connection with a Glucagon Sale Event which occurs after the seventh anniversary of the Effective Time and on or before the eighth anniversary of the Effective Time, or (d) 20% of the aggregate Proceeds actually received by Buyer, or any of its subsidiaries or Affiliates, at any time after the Effective Time and before the Outside Date, in connection with a Glucagon Sale Event which occurs after the eighth anniversary of the Effective Time, in each case less any out-of-pocket costs and expenses reasonably incurred by Buyer, or any of its subsidiaries or Affiliates, in connection with the Glucagon Sale Event (including reasonable attorneys fees and brokers commissions).

“Holder” means a Person in whose name a Glucagon CVR is registered in the Glucagon CVR Register.

“Landlord” means ARE-SD Region No. 24, LLC.

“Landlord Agreement” means the Agreement for Termination of Lease and Voluntary Surrender of Premises dated July 21, 2009 between the Company and the Landlord.

“Non-Achievement Certificate” has the meaning set forth in Section 2.4(b).

“Notice of Objection” has the meaning set forth in Section 2.4(c).

“Objection Period” has the meaning set forth in Section 2.4(c).

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case, of Buyer, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Outside Date” means the later to occur of (a) the 10th anniversary of the date hereof or (b) the last potential Glucagon CVR Payment Date pursuant to a Glucagon Payment Event which occurred before the 10th anniversary of the date hereof; provided, that in the event of a Glucagon Licensing Option Event or a Glucagon Sale Option Event, the Outside Date with respect to the optioned asset shall not occur before the earliest of the exercise, expiration or termination of such option.

“Person” shall mean any individual, firm, corporation, limited liability company, partnership, trust or other entity, and shall include any successor (by merger or otherwise) thereof or thereto.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Rights Agent Fees and Expenses” means the agreed-upon fees and expenses of the Rights Agent to act in such capacity pursuant to the terms of this Agreement.

“Surviving Person” has the meaning set forth in Section 6.1(a)(i).

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1. Issuance of Glucagon CVRs; Appointment of Rights Agent.

(a) The Glucagon CVRs shall be issued pursuant to the Merger Agreement at the time and in the manner set forth in the Merger Agreement or pursuant to the exercise of Target common stock purchase warrants which were outstanding as of the Effective Time.

(b) Buyer hereby appoints the Rights Agent to act as rights agent for Buyer in accordance with the express terms and conditions hereinafter set forth in this Agreement (and no implied terms or conditions), and the Rights Agent hereby accepts such appointment.

(c) To the extent permitted by applicable Legal Requirements, it is expressly agreed that in no event shall any Holders (as opposed to the Stockholders’ Representative) or any former stockholders of Target (as opposed to the Stockholders’ Representative) have, after the Effective Time, any power or right to commence or join in any Legal Proceeding based on or arising out of this Agreement or the Merger Agreement.

Section 2.2. Transferability.

At the option of a respective holder thereof, the Glucagon CVRs may be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, but only in accordance with Section 2.3 hereof and in compliance with all applicable Legal Requirements.

Section 2.3. No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The Glucagon CVRs shall be issued in book-entry form only and shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall keep a register (the “Glucagon CVR Register”) for the registration of Glucagon CVRs. The Rights Agent is hereby initially appointed Glucagon CVR registrar and transfer agent (“Glucagon CVR Registrar”) for the purpose of registering Glucagon CVRs and transfers of Glucagon CVRs as herein provided. Upon any change in the identity of the Rights Agent, the successor Rights Agent shall automatically also become the successor Glucagon CVR Registrar.

(c) Every request made to transfer a Glucagon CVR must be in writing and accompanied by a written instrument or instruments of transfer and any other documentation requested by Buyer or Glucagon CVR Registrar, in a form reasonably satisfactory to Buyer and the Glucagon CVR Registrar, properly completed and duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, such signature to be guaranteed by a participant in a recognized Signature Guarantee Medallion Program. Upon receipt of such written request and materials, and all other reasonably necessary information, the Glucagon CVR Registrar shall register the transfer of the Glucagon CVRs in the Glucagon CVR Register. All duly transferred Glucagon CVRs registered in the Glucagon CVR Register shall be the valid obligations of Buyer, evidencing the same right and shall entitle the transferee to the same benefits and rights under this Agreement, as those previously held by the transferor. No transfer of a Glucagon CVR shall be valid until registered in the Glucagon CVR Register, and any transfer not duly registered in the Glucagon CVR Register will not be honored by Buyer or the Rights Agent until it is so registered, and then it will be honored only prospectively. Any transfer or assignment of the Glucagon CVRs shall be without charge (other than the cost of any tax or charge that may be payable in respect of such transfer or assignment, which shall be the responsibility of the transferor) to the Holder. The Rights Agent shall have no duty or obligation under any Section of this Agreement that requires the payment of taxes or charges unless and until it is satisfied that such taxes and/or charges have been or will be paid.

(d) A Holder may make a written request to the Glucagon CVR Registrar to change such Holder’s address of record in the Glucagon CVR Register. The written request must be duly executed by the Holder and conform to such other reasonable requirements as the Rights Agent may from time to time establish. Upon receipt of such proper written request, the Glucagon CVR Registrar shall promptly record the change of address in the Glucagon CVR Register.

(e) Upon reasonable written request of the Stockholders’ Representative, the Rights Agent shall (at the Stockholders’ Representative’s expense) promptly provide a copy of the Glucagon CVR Register to the Stockholders’ Representative.

Section 2.4. Payment Procedures.

(a) Promptly following the occurrence of a Glucagon CVR Payment Event, but in no event later than five Business Days after the occurrence of a Glucagon CVR Payment Event, Buyer shall deliver to the Rights Agent and the Stockholders’ Representative a certificate (the “Achievement Certificate”), certifying that the Holders are entitled to receive a Glucagon CVR Payment Amount (and setting forth the calculation of such Glucagon CVR Payment Amount), and shall also deliver to the Rights Agent the indicated Glucagon CVR Payment Amount in cash. Until such Achievement Certificate is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that a Glucagon CVR Payment Event has not occurred. No transaction described in Section 6.1(a) hereof shall give the Holders the right to receive a Glucagon CVR Payment Amount. Such cash amount deposited with the Rights Agent shall, pending its disbursement to such holders, be invested by the Rights Agent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, or (iii) money market funds investing solely in a combination of the foregoing. Any interest and other income resulting from such investments shall be applied first to the satisfaction of the Rights Agent Fees and Expenses, and any remainder (the “Remainder”) shall be paid to the Holders as set forth in Section 2.4(e) below. The Rights Agent must receive federal or other immediately available funds before 1:00 p.m., Eastern Time, on the funding date in order for such funds to be so invested on such date. Funds received after such time on the funding date will not be so invested until the following Business Day. Except as expressly provided above, the Rights Agent will not be obligated to calculate or pay interest to any Holder or any other party.

(b) If no Glucagon CVR Payment Event has occurred on or before the Outside Date, then, within five Business Days after the Outside Date, Buyer shall deliver to the Rights Agent and the Stockholders’ Representative a certificate, stating that the Glucagon CVR Payment Event did not occur. Such certificate is herein referred to as the “Non-Achievement Certificate.” Until such Non-Achievement Certificate is received by the Rights Agent, the Rights Agent shall have no duties or obligations with respect to the Outside Date, and the Rights Agent shall have no duties or obligations to monitor or determine the Outside Date.

(c) Subject to Section 5.16(a) of the Merger Agreement, within 45 calendar days after delivery by Buyer of a
Non-Achievement Certificate or Achievement Certificate (the “Objection Period”), the Stockholders’ Representative may deliver a written notice to Buyer (with a copy to the Rights Agent) specifying that the Stockholders’ Representative objects to (i) the determination of Buyer that no Glucagon CVR Payment Event occurred on or before the Outside Date or (ii) the calculation of the Glucagon CVR Payment Amount, as applicable (a “Notice of Objection”), and stating the reason upon which the Stockholders’ Representative has determined that (A) the Glucagon CVR Payment Event has occurred on or before the Outside Date or (B) the calculation of the Glucagon CVR Payment Amount is in error, as applicable. Any dispute arising from a Notice of Objection shall be resolved in accordance with the procedure set forth in Section 7.12, which decision shall be binding on the parties hereto and every Holder.

(d) If a Notice of Objection with respect to a Non-Achievement Certificate has not been delivered to Buyer within the Objection Period, then the Holders shall have no right to receive the Glucagon CVR Payment Amount, and Buyer and the Rights Agent shall have no further obligations with respect to the Glucagon CVR Payment Amount. If a Notice of Objection with respect to an Achievement Certificate has not been delivered to Buyer within the Objection Period, then the Holders shall have no right to assert that the calculation of the Glucagon CVR Payment Amount is in error.

(e) If Buyer delivers an Achievement Certificate to the Rights Agent and the Stockholders’ Representative or if the Glucagon CVR Payment Amount is determined to be payable pursuant to Section 2.4(c) above, Buyer shall establish a Glucagon CVR Payment Date on the January 1 or July 1 which next follows the date of the Achievement Certificate or the date of final determination pursuant to Section 2.4(c) above, as applicable, and deliver written notice to the Rights Agent of such determination at least five (5) Business Days before such date. Until such notice is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that the Glucagon CVR Payment Date has not occurred. The Rights Agent shall have no duty or obligation to establish any payment amount or payment date with respect to the Glucagon CVR Payment Date. Upon receipt of such written notice and all other necessary information, the Rights Agent will, on such Glucagon CVR Payment Date, distribute the Glucagon CVR Payment Amount and the Remainder to the Holders (each Holder being entitled to receive its pro rata share of the Glucagon CVR Payment Amount and the Remainder based on the number of Glucagon CVRs held (as of the third Business Day before the Glucagon CVR Payment Date) by such Holder as reflected on the Glucagon CVR Register) by check mailed to the address of each such respective Holder as then reflected in the Glucagon CVR Register.

(f) Buyer shall be entitled to deduct and withhold, or cause to be deducted or withheld, from each Glucagon CVR Payment Amount otherwise payable pursuant to this Agreement, such amounts as Buyer or the applicable subsidiary of Buyer is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

(g) On such date following the Outside Date as the holders of at least 20% of the outstanding General CVRs shall request via two Business Day prior written notice to the Stockholders’ Representative, the Stockholders’ Representative shall deliver to the Rights Agent in cash any amount remaining available in the Stockholders’ Representative Fund together with written instructions regarding the distribution of such amount (including the names and addresses of the applicable Holders and the breakdown of amounts to be distributed), and the Rights Agent will, within five Business Days of receipt of such instructions and amount (such date the “Fund Distribution Date”), distribute such amount in accordance with such instructions to the Holders of the General CVRs, the Glucagon CVRs, the TR Beta CVRs and the Roche CVRs (each Holder being entitled to receive its pro rata share of such amount based on the number of General CVRs, Glucagon CVRs, TR Beta CVRs and Roche CVRs held (as of the Fund Distribution Date) by such Holder as reflected in the General CVR Register, the Glucagon CVR Register, the TR Beta CVR Register and the Roche CVR Register (as defined herein and in the General CVR Agreement, the TR Beta CVR Agreement and the Roche CVR Agreement) by check mailed to the address of each such respective Holder as reflected in the General CVR Register, the Glucagon CVR Register, the TR Beta CVR Register and the Roche CVR Register as of the Close of Business on the last Business Day before the Fund Distribution Date. Until such written instructions are received by the Rights Agent, the Rights Agent shall not be obligated to take any action with respect to this paragraph. After the Fund Distribution Date, the Stockholders’ Representative shall be relieved of any and all duties and obligations under the Merger Agreement or any of the CVR Agreements.

(h) Subject to prior execution and delivery by the Stockholders’ Representative to Buyer and Target of a reasonable and customary confidentiality/nonuse agreement, Buyer shall promptly furnish to the Stockholders’ Representative all information and documentation in connection with this Agreement and the Glucagon CVRs that the Stockholders’ Representative may reasonably request in connection with the determination of whether a Glucagon CVR Payment Event has occurred or whether the calculation of a Glucagon CVR Payment Amount is in error, as applicable. Subject to prior execution and delivery by the applicable Holders to Buyer and Target of a reasonable and customary confidentiality/nonuse agreement, the Stockholders’ Representative may forward any information and documentation it receives to the Holders who request such information, but the Stockholders’ Representative covenants and agrees that in no event shall the Stockholders’ Representative provide any such information or documentation to any Holder who (i) is a Competitor of Buyer or (ii) holds fewer than 1% of the total number of Glucagon CVRs.

Section 2.5. No Voting, Dividends or Interest; No Equity or Ownership Interest in Buyer.

(a) The Glucagon CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the Glucagon CVRs to any Holder.

(b) The Glucagon CVRs shall not represent any equity or ownership interest in Buyer (or in any constituent company to the Merger) or in any drug development program or Intellectual Property or other asset. The rights of the holders of Glucagon CVRs are limited to those expressly set forth in this Agreement, and such holders’ sole right to receive property hereunder is the right to receive cash from Buyer through the Rights Agent in accordance with the terms hereof.

Section 2.6. Sole Discretion and Decision Making Authority; No Fiduciary Duty.

Notwithstanding anything contained herein to the contrary, Buyer shall have sole discretion and decision making authority, which shall be exercised in good faith and with commercial reasonableness, over any continued operation of, development of or investment in the Glucagon Program and over when (if ever) and whether to pursue, or enter into, a licensing agreement and/or sale agreement and/or similar transfer agreement and/or agreement for the grant of an option to enter into any such transaction with respect to a drug candidate or technology or Intellectual Property from the Glucagon Program, and upon what terms and conditions.

Section 2.7. Satisfaction of Contingent Payments. Notwithstanding anything herein to the contrary:

(a) It is understood that upon the occurrence of certain payment events under this Agreement and the other CVR Agreements, the Landlord may be entitled to payments pursuant to the terms of Section 10 of the Landlord Agreement and the employees that were terminated in Target’s May 2009 reduction in force may be entitled to contingent severance payments pursuant to their respective severance arrangements (together, the “Contingent Payments”).

(b) In general, such Contingent Payments are to be satisfied first from amounts otherwise payable for the benefit of the holders of the CVRs under the applicable CVR Agreement in respect of such payment event, but in some instances the full amount payable for the benefit of the holders of the CVRs under the applicable CVR Agreement in respect of such payment event will be less than the Contingent Payments owing in respect of such payment event.

(c) In each case described in Section 2.7(b) above, 100% of the amount otherwise payable for the benefit of the holders of the CVRs under the applicable CVR Agreement in respect of such payment event will be paid by Buyer directly to the beneficiaries of the Contingent Payments rather than to or for the benefit of the holders of the CVRs under the applicable CVR Agreement, and the remainder of the Contingent Payments owing in respect of such payment event (the “Excess”) shall be paid by Buyer directly to the beneficiaries of the Contingent Payments.

(d) If an Excess is paid by Buyer pursuant to Section 2.7(c) of this Agreement or of any of the other CVR Agreements, then upon the next payment event under this Agreement or under any of the other CVR Agreements (even if not the same CVR Agreement in connection with which the Excess was paid), Buyer shall withhold from any amount otherwise payable for the benefit of the holders of the CVRs under the applicable CVR Agreement in respect of such (new) payment event, and shall keep for Buyer’s own account to reimburse Buyer for having paid the Excess, an amount equal to 100% of the Excess (or, if less, 100% of the amount otherwise payable for the benefit of the holders of the CVRs under the applicable CVR Agreement in respect of such (new) payment event). If Buyer is not thereby reimbursed for the entire Excess, the shortfall shall be rolled forward to be satisfied in the same manner by withholding from any amount otherwise payable for the benefit of the holders of the CVRs under the applicable CVR Agreement in respect of the next-to-occur payment event under any one of the CVR Agreements (even if not the same CVR Agreement in connection with which the Excess was paid or in connection with which the Excess was partially satisfied).

(e) In addition, if for any reason Buyer or the Surviving Corporation is required to pay the Contingent Payments in respect of the Merger itself, the entire amount of the Contingent Payments so paid by Buyer or the Surviving Corporation in respect of the Merger itself shall be treated as an Excess and recovered by withholding in the manner described in this Section 2.7.

ARTICLE III

THE RIGHTS AGENT

Section 3.1. Certain Duties and Responsibilities. The Rights Agent shall be authorized and protected and shall not have any liability for, or in respect of any actions taken, suffered or omitted to be taken by it in connection with its acceptance and administration of this Agreement and the exercise and performance of its duties hereunder, except to the extent of its own willful misconduct, bad faith or gross negligence (each as determined by a final, non-appealable judgment of a court of competent jurisdiction). No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

Section 3.2. Certain Rights of Rights Agent.

The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and shall be authorized and protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, power of attorney, endorsement, affidavit, letter or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder but as to which no notice was provided, and the Rights Agent shall be fully protected and shall incur no liability for failing to take any action in connection therewith unless and until it has received such notice;

(b) whenever the Rights Agent shall deem it necessary or desirable that any fact or matter be proved or established by Buyer before taking, suffering or omitting to take any action hereunder, the Rights Agent may, in the absence of willful misconduct, bad faith or gross negligence on its part (each as determined by a final, non-appealable judgment of a court of competent jurisdiction), request and rely upon an Officer’s Certificate from Buyer with respect to such fact or matter; and such certificate shall be full and complete authorization and protection to the Rights Agent and the Rights Agent shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate. The Rights Agent shall be fully authorized and protected in relying upon the most recent instructions received from Buyer. In the event the Rights Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Rights Agent hereunder, the Rights Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Buyer or any other person or entity for refraining from taking such action, unless the Rights Agent receives written instructions from Buyer that eliminates such ambiguity or uncertainty to the satisfaction of the Rights Agent;

(c) the Rights Agent may engage and consult with counsel of its selection (who may be legal counsel for Buyer and/or an employee of the Rights Agent) and the advice of such counsel or any opinion of counsel shall be full and complete authorization and protection to the Rights Agent in respect of any action taken, suffered or omitted to be taken by it hereunder in reliance thereon in the absence of willful misconduct, bad faith or gross negligence on the part of the Rights Agent (as determined by a final, non-appealable judgment of a court of competent jurisdiction);

(d) in the event of arbitration, the Rights Agent may engage and consult with tax experts, valuation firms and other experts and third parties that it, in its sole and absolute discretion, deems appropriate or necessary to enable it to discharge its duties hereunder;

(e) the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(f) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(g) Buyer agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, suit, settlement, cost or expense (including, without limitation, the fees and expenses of legal counsel), incurred without willful misconduct, bad faith or gross negligence on the part of the Rights Agent (each as determined by a final, non-appealable judgment of a court of competent jurisdiction), for any action taken, suffered or omitted to be taken by the Rights Agent in connection with the acceptance and administration of this Agreement, or the exercise or performance of its duties hereunder, including without limitation, the costs and expenses of defending against any claim of liability hereunder, directly or indirectly. The costs and expenses incurred in enforcing this right of indemnification shall be paid by Buyer. The provisions of this Article 3 shall survive the termination of this Agreement, the payment of any distributions made pursuant to this Agreement, and the resignation, replacement or removal of the Rights Agent hereunder, including, without limitation, the costs and expenses of defending a claim of liability hereunder;

(h) Except as paid pursuant to Section 2.4(a) of this Agreement, Buyer agrees to pay the Rights Agent Fees and Expenses in connection with this Agreement, as set forth on Schedule 1 hereto, and further including reimbursement of the Rights Agent for all taxes and charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than taxes measured by the Rights Agent’s net income) and reimbursement for all reasonable and necessary out-of-pocket expenses (including reasonable fees and expenses of the Rights Agent’s counsel and agent) paid or incurred by it in connection with the preparation, negotiation, delivery, amendment, administration and execution by the Rights Agent of this Agreement and its duties hereunder;

(i) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Buyer only;

(j) The Rights Agent shall not have any liability for or be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof; nor shall it be responsible for any breach by Buyer of any covenant or failure by Buyer to satisfy conditions contained in this Agreement;

(k) Buyer agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of its duties under this Agreement;

(l) The Rights Agent and any stockholder, affiliate, director, officer, employee or agent of the Rights Agent may buy, sell or deal in any of the Rights or other securities of Buyer or become pecuniarily interested in any transaction in which Buyer may be interested, or contract with or lend money to Buyer or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent or any stockholder, affiliate, director, officer, employee or agent from acting in any other capacity for Buyer or for any other Person; and

(m) The Rights Agent shall not be subject to, nor be required to comply with, or determine if any person or entity has complied with, the Merger Agreement or any other agreement between or among any of Buyer, Target, Stockholders’ Representative or any other parties hereto, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement.

Section 3.3. Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign and be discharged from its duties at any time by giving written notice thereof to Buyer and the Stockholders’ Representative specifying a date when such resignation shall take effect, which notice shall be sent at least 30 days before the date so specified.

(b) If the Rights Agent shall resign, be removed or become incapable of acting, Buyer, by way of a Board Resolution, shall promptly appoint a qualified successor Rights Agent who may (but need not) be a Holder but shall not be an officer of Buyer. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.3(b), become the successor Rights Agent.

(c) Buyer shall give notice to the Stockholders’ Representative of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent. Such notice shall include the name and address of the successor Rights Agent. If Buyer fails to send such notice within ten days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause such notice to be mailed at the expense of Buyer.

Section 3.4. Acceptance of Appointment by Successor.

Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Buyer, the Stockholders’ Representative and the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; provided, that upon the request of Buyer, the Stockholders’ Representative or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent and shall cooperate in the transfer of all relevant data, including the Glucagon CVR Register, to the successor Rights Agent.

ARTICLE IV

COVENANTS

Section 4.1. List of Holders.

Buyer shall furnish or cause to be furnished to the Rights Agent in such form as Buyer receives from its transfer agent (or other agent performing similar services for Buyer), the names, addresses and Glucagon CVR holdings of the Holders, within five Business Days after the effective time of the Merger. Buyer shall furnish or cause to be furnished supplementally to the Rights Agent the names, addresses and Glucagon CVR holdings of any persons acquiring Glucagon CVRs upon the exercise of Target common stock purchase warrants which were outstanding as of the Effective Time, forthwith after each such exercise.

Section 4.2. Payment of Glucagon CVR Payment Amount.

Buyer shall duly and promptly pay the Glucagon CVR Payment Amount, if any, in immediately available funds, to the Rights Agent to be distributed to the Holders in the manner provided for in Section 2.4 and in accordance with the terms of this Agreement. The Rights Agent shall have no liability of any kind, and shall not be obligated to make any payments, unless and until it receives the Glucagon CVR Payment Amount from Buyer.

Section 4.3. Assignments.

Buyer shall not, in whole or in part, assign any of its obligations under this Agreement other than in accordance with the terms of Section 6.1 hereof.

Section 4.4. Availability of Information.

Buyer will comply with all applicable periodic public information reporting requirements of the SEC to which it may from time to time be subject. Buyer will provide to the Rights Agent all information in connection with this Agreement and the Glucagon CVRs that the Rights Agent may reasonably request.

ARTICLE V

AMENDMENTS

Section 5.1. Amendments Without Consent of Stockholders’ Representative/Holders.

(a) Without the consent of the Stockholders’ Representative or any Holders or the Rights Agent, Buyer, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person to Buyer and the assumption by any such successor of the covenants of Buyer herein in a transaction contemplated by Section 6.1 hereof; or

(ii) to evidence the termination of the Glucagon CVR Registrar and the succession of another Person as a successor Glucagon CVR Registrar and the assumption by any successor of the obligations of the Glucagon CVR Registrar herein.

(b) Without the consent of the Stockholders’ Representative or any Holders, Buyer, when authorized by a Board Resolution, and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of the Rights Agent herein;

(ii) to add to the covenants of Buyer such further covenants, restrictions, conditions or provisions as the Board of Directors shall consider to be for the protection of the Holders; provided, that in each case, such provisions shall not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that in each case, such provisions shall not adversely affect the interests of the Holders; or

(iv) to add, eliminate or change any provision of this Agreement unless such addition, elimination or change is adverse to the interests of the Holders and/or to the interests of the Stockholders’ Representative.

(c) Promptly after the execution by Buyer and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Buyer shall so notify the Stockholders’ Representative in writing.

Section 5.2. Amendments With Consent of Stockholders’ Representative or Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Stockholders’ Representative or of the Holders of not less than a majority of the outstanding Glucagon CVRs, whether evidenced in writing or taken at a meeting of the Holders, Buyer, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is in any way adverse to the interests of the Holders and/or to the interests of the Stockholders’ Representative. Any such amendment shall be fully valid even if such amendment is signed only by Buyer and the Rights Agent.

(b) Promptly after the execution by Buyer and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Buyer shall mail a notice thereof by first-class mail to the Holders at their addresses as they shall appear on the Glucagon CVR Register, setting forth in general terms the substance of such amendment.

Section 5.3. Execution of Amendments.

Before executing any amendment permitted by this Article V, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel stating that the execution of such amendment is authorized or permitted by this Agreement, and that all consents, if any, have been obtained in accordance with Section 5.2. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants, immunities, obligations or duties under this Agreement or otherwise.

Section 5.4. Effect of Amendments.

Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and the Stockholders’ Representative and every Holder shall be bound thereby.

ARTICLE VI

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 6.1. Buyer May Consolidate, Etc.

(a) Buyer shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

(i) the Person formed by such consolidation or into which Buyer is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of Buyer substantially as an entirety (the “Surviving Person”) shall expressly assume payment (if and to the extent required hereunder) of amounts on all the Glucagon CVRs and the performance of every duty and covenant of this Agreement on the part of Buyer to be performed or observed; and

(ii) Buyer has delivered to the Rights Agent an Officer’s Certificate, stating that such consolidation, merger, conveyance, transfer or lease complies with this Article VI and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b) In the event Buyer conveys, transfers or leases its properties and assets substantially as an entirety in accordance with the terms and conditions of this Section 6.1, Buyer and the Surviving Person shall be jointly and severally liable for the payment of the Glucagon CVR Payment Amount and the performance of every duty and covenant of this Agreement on the part of Buyer to be performed or observed.

Section 6.2. Successor Substituted.

Upon any consolidation of or merger by Buyer with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 6.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, Buyer under this Agreement with the same effect as if the Surviving Person had been named as Buyer herein, and thereafter the predecessor Person shall be relieved of all obligations and covenants under this Agreement and the Glucagon CVRs.

ARTICLE VII

OTHER PROVISIONS OF GENERAL APPLICATION

Section 7.1. Notices to Rights Agent and Buyer.

Any request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted by this Agreement shall be sufficient for every purpose hereunder if in writing and delivered personally, or sent by email or sent by certified or registered mail (return receipt requested and first-class postage prepaid) or sent by a nationally recognized overnight courier (with proof of service), addressed as follows, and shall be deemed to have been given upon receipt:

(a) if to the Rights Agent, addressed to it at Mellon Investor Services LLC, 400 S. Hope Street, 4th Floor, Los Angeles, CA 90071, Attn: Mark Cano, or at any other address previously furnished in writing to the Stockholders’ Representative and Buyer by the Rights Agent in accordance with this Section 7.1 and Section 7.2, with a copy to Mellon Investor Services LLC, 480 Washington Boulevard, Jersey City, NJ 07310, Attn: Legal Department; or

(b) if to Buyer, addressed to it at 10275 Science Center Drive, San Diego, California 92121, email at jhiggins@ligand.com, or at any other address previously furnished in writing to the Rights Agent and the Stockholders’ Representative by Buyer in accordance with this Section 7.1 and Section 7.2.

Section 7.2. Notice to Holders or Stockholders’ Representative.

Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the Glucagon CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this Agreement provides for notice to the Stockholders’ Representative, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and personally delivered or sent by email or sent by a nationally recognized overnight courier (with proof of service) or mailed, first-class postage prepaid, to the Stockholders’ Representative at 1042-B N. El Camino Real, Suite 430, Encinitas, CA 92024, email at dfhale@biopharmaventures.com, or at any other address previously furnished in writing to the Rights Agent and Buyer by the Stockholders’ Representative in accordance with Section 7.1 and this Section 7.2. Notwithstanding anything contained herein to the contrary, the information set forth in any notices delivered by Buyer hereunder related to a Glucagon CVR Payment Event or an amendment to this Agreement pursuant to Article V hereof and provided solely to the Stockholders’ Representative (or a summary of such information) shall also be reported by Buyer on a Form 8-K, 10-Q or 10-K of Buyer filed with the SEC.

Section 7.3. Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 7.4. Successors and Assigns.

All covenants and agreements in this Agreement by Buyer shall bind its successors and assigns, whether so expressed or not.

Section 7.5. Benefits of Agreement.

Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto, the Holders and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their permitted successors and assigns. The Holders shall have no rights or remedies hereunder except as expressly set forth herein.

Section 7.6. Governing Law.

This Agreement and the Glucagon CVRs shall be governed by and construed in accordance with the laws of the State of California without regards to its rules of conflicts of laws; provided, however, that all provisions, regarding the rights, duties, obligations and liabilities of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

Section 7.7. Legal Holidays.

In the event that a Glucagon CVR Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the Glucagon CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Glucagon CVR Payment Date.

Section 7.8. Severability Clause.

In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein; provided, however, that if any such excluded term, provision, covenant or restriction shall adversely affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the court or other tribunal making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the transactions and agreements contemplated herein are consummated as originally contemplated to the fullest extent possible.

Section 7.9. Counterparts.

This Agreement may be signed in any number of counterparts (which may be effectively delivered by facsimile or other electronic means), each of which shall be deemed to constitute but one and the same instrument.

Section 7.10. Termination.

This Agreement shall terminate and be of no further force or effect, and the parties hereto shall have no liability hereunder, on the first day after the Outside Date on which no further dispute is possible. A dispute shall be considered possible if an Objection Period is in progress, or if a Section 7.12 process is in progress, or if any payment or other obligation required pursuant to a final determination made in accordance with Section 7.12 has not yet occurred.

Section 7.11. Entire Agreement.

As it relates to the Rights Agent, this Agreement represents the entire understanding of the parties hereto with reference to the General CVRs and this Agreement supersedes any and all other oral or written agreements made with respect to the General CVRs. As it relates to all other parties hereto, this Agreement and the Merger Agreement represent the entire understanding of the parties hereto with reference to the Glucagon CVRs and this Agreement supersedes any and all other oral or written agreements made with respect to the Glucagon CVRs, except for the Merger Agreement. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling.

Section 7.12. Negotiation; Arbitration.

(a) Before any arbitration pursuant to Section 7.12(b), Buyer and (subject to Section 5.16(a) of the Merger Agreement) the Stockholders’ Representative shall negotiate in good faith for a period of 30 days to resolve any controversy or claim arising out of or relating to this Agreement or the breach thereof.

(b) After expiration of the 30-day period contemplated by Section 7.12(a), such controversy or claim, including any claims for breach of this Agreement, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Buyer and/or (subject to Section 5.16(a) of the Merger Agreement) the Stockholders’ Representative may initiate an arbitration for any matter relating to this Agreement. However, in the event of a dispute arising from the delivery of a Notice of Objection, the sole matter to be settled by arbitration shall be whether a Glucagon CVR Payment Event has occurred on or before the Outside Date or whether the calculation of the Glucagon CVR Payment Amount is in error, as applicable. The number of arbitrators shall be three. Within 15 days after the commencement of arbitration, each party shall select one person to act as arbitrator, and the two selected shall select a third arbitrator within 15 days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association. The place of the arbitration shall be San Diego, California. The arbitrators shall be lawyers or retired judges with experience in the life sciences industry and with mergers and acquisitions. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both parties. Any award payable in favor of the Holders or the Stockholders’ Representative as a result of arbitration shall be paid by Buyer to the Rights Agent to be distributed to the Holders the next January 1 or July 1, in the manner provided for in Section 2.4 and in accordance with the terms of this Agreement. Buyer and Stockholders’ Representative shall pay in equal halves all fees and expenses of the arbitration forum, including the costs and expenses billed by the arbitrators in connection with the performance of their duties described herein; provided, however, that if the arbitrators rule in favor of

Buyer, an amount equal to the half of the arbitrators’ fees and expenses paid by Buyer shall be offset against the soonest Glucagon CVR Payment Amount(s), if any, or any payment to be made thereafter under any of the other CVR Agreements, and if the arbitrators rule in favor of the Holders or the Stockholders’ Representative, an amount equal to the half of the arbitrators’ fees and expenses paid by the Stockholders’ Representative shall be paid by Buyer to the Rights Agent to be distributed to the Holders on the next January 1 or July 1, in the manner provided for in Section 2.4 and in accordance with the terms of this Agreement. Each party to the arbitration (which, for the avoidance of doubt, shall not include the Rights Agent) shall be responsible for its own attorney fees, expenses and costs of investigation.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

LIGAND PHARMACEUTICALS INCORPORATED

By:
Name:
Title:

METABASIS THERAPEUTICS, INC.

By:
Name:
Title:

MELLON INVESTOR SERVICES LLC, as Rights Agent

By:
Name:	Mark Cano
Title:	Relationship Manager

DAVID F. HALE, as Stockholders’ Representative

By: